PART ll, ITEM 6, EXHIBIT II.

                               EGAN SYSTEMS, INC.
                          COMPUTATION OF LOSS PER SHARE

Computation of net loss per share:

The following data show the amounts used in computing net loss per share and the effect on net loss and the weighted average number of shares of dilutive potential common stock.

                                                     Three Months Ended
                                                         March 31,
                                                     ------------------
                                                    2002            2001
                                                    ----            ----

Net loss available to common stockholders      $    (22,362)   $    (80,064)
                                               ============    ============

Weighted average number of common shares in
 primary EPS                                     19,646,652      19,646,652

Effect of dilutive securities                            --              --
                                               ------------    ------------

Weighted average number of common shares and
 dilutive potential common stock used in
 fully diluted EPS                               19,646,652      19,646,652
                                               ============    ============

Net loss per common share:

 Basic and fully diluted                       $     (0.001)   $     (0.004)
                                               ============    ============

For 2002 and 2001, the effect of dilutive securities were not included in computing fully diluted EPS because their effects are anti-dilutive.

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